Exhibit 4.3

RULES OF THE

GENIUS GROUP LIMITED

RESTRICTED SHARE plan

TABLE OF CONTENTS

1.	Name of the Plan	1
2.	Definitions	1
3.	Objectives of the PLAN	7
4.	Eligibility of Participants	8
5.	Grant of Awards	9
6.	Events Prior to the Vesting Date	13
7.	Performance Objectives/ Condition(s), Vesting of Awards, Release of Awards, Cash Rewards, Malus and Clawback Rights	16
8.	Limitation on size of the PLAN	24
9.	Adjustment Events	24
10.	Administration of the PLAN	25
11.	Modifications to the PLAN	26
12.	Duration of the PLAN	27
13.	Administration of the PLAN	28
14.	Force majeure	28
15.	Assignment	28
16.	Further assurances	28
17.	Notices	29
18.	Whole agreement	29
19.	Waiver	30
20.	Variation	30
21.	Invalid terms	31
22.	No third-party enforcement	31
23.	Terms of employment unaffected	32
24.	Taxes	32
25.	Costs and expenses of the PLAN	32
26.	Condition of Award	32
27.	Disclaimer of liability	33
28.	No Shareholders Rights	33
29.	Governing law	33
30.	Dispute Resolution	33

Schedule A - Genius Group Limited – Restricted Share Plan (Award Letter)		34

Schedule B - Genius Group Limited – Restricted Share Plan (Acknowledgement Form)		35

GENIUS GROUP LIMITED – RESTRICTED SHARE PLAN

1.	Name of the Plan

The Plan shall be called the “Genius Group Limited Restricted Share Plan” (herein referred to as the “PLAN”).

2.	Definitions

2.1	In the PLAN, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Act	The Companies Act (Cap 50) of Singapore as amended, modified or supplemented from time to time.

Associated Company	Any company outside the Group in which the Company and/or Group has an equity interest.

Auditors	The auditors of the Company for the time being.

Award	An award of Shares granted under Rule 5.

Award Date	In relation to an Award, the date on which the Award is granted pursuant to Rule 5.

Award Letter

The letter confirming the grant of an Award to a Participant by the Committee, in the form or substantially in the form set out in Schedule A. The Award Letter shall specify the terms, including the date or dates on which the RSU (as defined below) shall become fully vested and non-forfeitable.

The Acknowledgement Form referred to in the Award Letter shall be in the form or substantially in the form set out in Schedule B.

Board	The board of directors of the Company.

Business Day	A day (other than Saturdays, Sundays or gazetted public holidays) on which banks are open for business in Singapore.

Clawback Determination Date	Has the meaning given to it in Rule 7.9.4.

Clawback Notification Date	Has the meaning given to it in Rule 7.9.4(a).

Clawback Period	Has the meaning given to it in Rule 7.9.2(b).

Clawback Right	Has the meaning given to it in Rule 7.9.2(b).

Committee	The compensation committee of the Company, comprising directors of the Company, duly authorised and appointed by the Board to administer the PLAN.

Communication	An Award, including the Award Letter, the Release Letter, and/or any correspondence made or to be made under the Plan (individually or collectively).

Company	Genius Group Limited, a company incorporated under the laws of Singapore with registration number 201541844C.

Constitution	Means the Constitution of the Company (as may be in force from time to time).

Director	A person holding office as a director for the time being of the Company and/or its Subsidiaries, as the case may be.

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Eligible Employees	Any of the employees in the following companies:

1.	GeniusU Web Services Private Ltd, a company incorporated under the laws of India with registration number UN2900GJ2014PTC081013;

2.	Entrepreneurs Institute Australia Pty Ltd, a company incorporated under the laws of Australia with registration number ABN 51163274940;

3.	Genius Group Limited, a company incorporated under the laws of Singapore with registration number 201541844C;

4.	Genius Group USA Inc, a company incorporated under the laws of Delaware with registration number 883748550;

5.	Genisu Limited, a company incorporated under the laws of Singapore with registration number 201932790Z;

6.	Wealth Dynamics Pte Ltd, a company incorporated under the laws of Singapore with registration number 201111528G;

7.	Talent Dynamics Pathway Limited, a company incorporated under the laws of United Kingdom with registration number 7366851;

8.	Entrepreneur Resorts Ltd and Subsidiaries, a company incorporated under the laws of Seychelles with registration number 194139;

9.	University of Antelope Valley, a company incorporated under the laws of United States of America with registration number 03427500;

10.	Property Investors Network Ltd, a company incorporated under the laws of United Kingdom with registration number 8166332;

11.	Mastermind Principles Ltd, a company incorporated under the laws of United Kingdom with registration number 07106363;

12.	Education Angels In Home Childcare Limited, a company incorporated under the laws of New Zealand with registration number 9429042447597;

13.	E Squared Education Enterprise and Subsidiaries, a company incorporated under the laws of South Africa with registration number 2002/020554/07;

14.	Revealed Films Inc, a company incorporated under the laws of United States of America with registration number 10716315-0143.

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Executive Director	A director of the Company and/or its Subsidiaries, as the case may be, who performs an executive function within the Company or the relevant Subsidiary, as the case may be.

Group	The Company, its Subsidiaries, and any Eligible Company.

Group Employee	Any confirmed employee of the Group (including any Executive Director) selected by the Committee to participate in the PLAN in accordance with Rule 4.

Market Value	Fair market value of the Shares calculated based on the closing price of the Shares on the New York Stock Exchange (“NYSE”) at the end of the trading day of the NYSE on the Vesting Date

Non-Executive Director	A director of the Company and/or its Subsidiaries, as the case may be, other than an Executive Director but including the independent Directors of the Company.

Participant	The holder of an Award (including, where applicable, the executor or personal representative of such holder).

Performance Condition	In relation to a Performance-related Award, the condition specified on the Award Date in relation to that Award.

Performance Period	In relation to a Performance-related Award, a period, the duration of which is to be determined by the Committee on the Award Date, during which the Performance Condition(s) is (are) to be satisfied.
Performance-related Award	An award in relation to which a Performance Condition(s) is(are) specified.

PLAN	This Genius Group Limited – Restricted Share Plan, as amended from time to time.

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Record Date	The date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to, or rights of, holders of Shares.

Release

In relation to an Award, the release of all or some of the

RSU to which that Award relates in accordance with the Plan and, to the extent that any RSU which are the subject of the Award are not released pursuant to the Plan, the Award in relation to those shares shall lapse accordingly and “Released” shall be construed accordingly.

Release Letter	A letter in such form as the Committee shall approve specifying the number of RSU Released or to be Released to a Participant pursuant to Rule 7.

Release Schedule	In relation to an Award, a schedule (if any) in such form as the Committee shall approve, in accordance with which Shares which are the subject of that Award shall be Released.

Release Value	In relation to Released RSU, has the meaning given to it in Rule 7.9.4(b)(ii).

Released Award	An Award which has been Released in full or in part in accordance with Rule 7.

Released Shares	Has the meaning given to it in Rule 7.9.2(b).

Restricted Share Unit / RSU	The Committee, in its sole discretion, shall determine whether to grant Restricted Share Units (“RSU”) and the number of RSU to be granted to each Participants.

Retention Period	In relation to an Award, such period commencing on the Vesting Date in relation to that Award as may be determined by the Committee on the Award Date.

Rules	Rules of this PLAN.

Shareholders	The registered holders of Shares.

Shares	Ordinary shares of US$ in the capital of the Company, with such rights and obligations as set out in the Constitution.

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Subsidiaries	Companies which are for the time being subsidiaries of the Company as defined by section 5 of the Act; and “Subsidiary” means each of them.

US$	United States Dollar

Vesting

In relation to Shares which are the subject of a Released

Award, the absolute entitlement to all or some of the Shares which are the subject of a Released Award and “Vest” and “Vested” shall be construed accordingly.

Vesting Date

In relation to Shares which are the subject of a Released

Award, the date (as determined by the Committee and notified to the relevant Participant) on which those Shares are to be Vested pursuant to Rule 7.

Vesting Period	In relation to an Award, each period (if any), the duration of which is to be determined by the Committee on the Award Date, after the expiry of which the relevant number of Shares which are subject to the applicable period shall be Vested to the relevant Participant on the relevant Vesting Date, subject to Rule 7.

Year	Calendar year, unless otherwise stated.

%	Per centum

2.2	Words importing the singular number shall, where applicable, include the plural number and vice versa. Words importing the masculine gender shall, where applicable, include the feminine and neuter gender.

2.3	Any reference to a time or date is a reference to the time and date in Singapore.

2.4	Any reference in the PLAN to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under any statutory modification thereof and used in the PLAN shall have the meaning assigned to it under statutory modification.

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3.	Objectives of the PLAN

The PLAN will provide an opportunity for Group Employees who have contributed significantly to the growth and performance of the Group (including Executive and Non-Executive Directors) and who satisfy the eligibility criteria as set out in Rule 4 of the PLAN, to participate in the equity of the Company.

The PLAN is primarily a share incentive scheme. It recognises the fact that the services of such Group Employees are important to the success and continued well-being of the Group. Implementation of the PLAN will enable the Company to give recognition to the contributions made by such Group Employees. At the same time, it will give such Group Employees an opportunity to have a direct interest in the Company at no direct cost to its profitability and will also help to achieve the following positive objectives:

(a)	the motivation of each Participant to optimise his performance standards and efficiency and to maintain a high level of contribution to the Group;

(b)	the retention of key employees and Executive Directors of the Group whose contributions are essential to the long-term growth and profitability of the Group;

(c)	to instil loyalty to, and a stronger identification by the Participants with the long-term prosperity of the Company;

(d)	to attract potential employees with relevant skills to contribute to the Group and to create value for the Shareholders; and

(e)	to align the interests of the Participants with the interests of the Shareholders.

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4.	Eligibility of Participants

4.1	The following persons shall be eligible to participate in the PLAN at the absolute discretion of the Committee:

(a)	Employees of the Company and its Subsidiaries

(i)	confirmed full-time employees of the Company and/or its Subsidiaries who have attained the age of twenty-one on and hold such service grade as may be designated by the Committee from time to time;

(ii)	Directors of the Company and/or its Subsidiaries who perform an executive function, provided that any Director who is a member of the Committee shall not be involved in the Committee’s deliberations and decisions in respect of Options to be granted to or held by that Director;

(iii)	employees who qualify under sub-paragraph (i) above and are seconded to a company in an Associated Company; and

(iv)	Controlling Shareholders or their Associates, provided that:

(A)	they have been instrumental in contributing and spearheading the growth of the business operations of our Group;

(B)	their participation in the PLAN and the number of Shares and the terms of the Award to be released are specially approved by the Committee in a separate resolution for each such person;

(C)	a letter or notice of participation proposing such a resolution is provided, with clear rationale for the proposed participation by such Controlling Shareholders or their Associates. This letter or notice to the Committee shall also include a clear rationale for the number of Shares and terms of the Award to be released; and

(D)	Such Controlling Shareholder and Associate shall abstain from voting on any resolution in relation to his participation in the PLAN, the number of Shares and terms of the Award to be released to him/her.

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(b)	Associated Company Employee

(i)	confirmed full-time employees of an Associated Company who have attained the age of twenty-one on and hold such service grade as may be designated by the Committee from time to time;

(ii)	directors of an Associated Company who perform an executive function; and

(iii)	non-executive directors of an Associated Company.

4.2	For the purposes of Rules 4.1(a)(i) and 4.1(b)(i) above, the secondment of an employee to another company shall not be regarded as a break in his employment or his having ceased by reason only of such secondment to be a full-time employee of the Group.

4.3	There shall be no restriction on the eligibility of any Participant to participate in any other share option or share incentive schemes implemented by any other companies within the Group or by any Associated Company or otherwise.

4.4	Subject to the Act, the terms of eligibility for participation in the PLAN may be amended from time to time at the absolute discretion of the Committee, which will be exercised judiciously.

5.	Grant of Awards

5.1	Subject as provided in Rule 8, the Committee may grant Awards to eligible Group Employees, Associated Company Employees and/or Non-Executive Directors, in each case, as the Committee may select, in its absolute discretion, at any time during the period when the Plan is in force.

5.2	(a) The number of Shares which are the subject of each Award to be granted to a Group Employee and/or an Associated Company Employee in accordance with the Plan shall be determined at the absolute discretion of the Committee, which shall take into account such criteria as it considers fit, including (but not limited to) his service grade, job performance, years of service and potential for future development, his contribution to the success and development of the Group and (in the case of a Performance-related Award) the extent of effort and difficulty with which the Performance Condition(s) may be achieved within the Performance Period.

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(b) The number of Shares which are the subject of each Award to be granted to a Director in accordance with the Plan shall be determined at the absolute discretion of the Committee, which shall take into account criteria as it considers fit, including (but not limited to) his board and committee appointments and attendance, and his contribution to the success and development of the Group.

5.3	No Performance-related Awards may be granted to Non-Executive Directors under the Plan.

5.4	The Committee shall decide in relation to an Award:

(a) the Participant;

(b) the Award Date;

(c) the number of Shares which are the subject of the Award;

(d) in the case of a Performance-related Award:

(i) the Performance Condition(s);

(ii) the Performance Period; and

(iii) the extent to which the Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period;

(e) the Vesting Period(s), if any;

(f) the Vesting Date(s);

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(g) the Release Schedule, if any;

(h) the Retention Period in relation to any or all of the Shares comprised in the Award, if any; and

(i) any other condition which the Committee may determine in relation to that Award.

5.5	As soon as reasonably practicable after making an Award, the Committee shall send to each Participant an Award Letter confirming the Award and specifying in relation to the Award:

(a) the Award Date;

(b) the number of Shares which are the subject of the Award;

(c) in the case of a Performance-related Award:

(i) the Performance Condition(s);

(ii) the Performance Period; and

(iii) the extent to which the Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period;

(d) the Vesting Period(s), if any;

(e) the Vesting Date(s);

(f) the Release Schedule, if any;

(g) the Retention Period in relation to any or all of the Shares comprised in the Award, if any; and

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(h) any other condition which the Committee may determine in relation to that Award.

5.6	Participants are not required to pay for the grant of Awards.

5.7	The Committee may amend or waive the Vesting Period(s), the Vesting Date(s), the Release Schedule, the Retention Period and/or any condition applicable to an Award and, in the case of a Performance-related Award, the Performance Period, the Performance Condition(s) and/or the extent to which the Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period in respect of that Award:

(a) in the event of:

(ii) a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies being approved by shareholders of the Company and/or sanctioned by the court under the Act;

(iii) an order being made or a resolution passed for the winding-up of the Company (other than as provided in Rule 6.1(a) or for reconstruction or amalgamation); or

(iv) a proposal to sell all or substantially all of the assets of the Company; or

(b) in the case of a Performance-related Award, if anything happens which causes the Committee to conclude that:

(i) a changed Performance Condition would be a fairer measure of performance, and would be no less difficult to satisfy; or

(ii) a Performance Condition should be waived,

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and shall notify the Participants of such change or waiver.

5.8	An Award or Released Award shall be personal to the Participant to whom it is granted and, prior to the allotment and/or transfer to the Participant of the Shares to which the Released Award relates, shall not be transferred (other than to a Participant’s personal representative, on the death of that Participant), charged, assigned, pledged or otherwise disposed of, in whole or in part, except with the prior approval of the Committee and if a Participant shall do, suffer or permit any such act or thing as a result of which he would or might be deprived of any rights under an Award or Released Award without the prior approval of the Committee, that Award or Released Award shall immediately lapse.

6.	Events Prior to the Vesting Date

6.1	An Award shall, to the extent not yet Released, immediately lapse without any claim whatsoever against the Company in the following events:

(a)	an order being made or a resolution passed for the winding-up of the Company on the basis, or by reason, of its insolvency;

(b)	the misconduct on the part of the Participant as determined by the Committee in its discretion; or

(c)	subject to Rule 6.2(b), where the Participant is a Group Employee or an Associated Company Employee, upon the Participant ceasing to be in the employment of the Group or the relevant Associated Company, as the case may be, for any reason whatsoever.

For the purposes of Rule 6.1(c), the Participant shall be deemed to have ceased to be so employed as of the date the notice of termination of employment is tendered by or is given to him, unless such notice is withdrawn prior to its effective date.

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6.2	In any of the following events, namely:

(a)	the bankruptcy of the Participant or the happening of any other event which results in his being deprived of the legal or beneficial ownership of an Award;

(b)	where the Participant, being a Group Employee or an Associated Company Employee, ceases to be in the employment of the Group or the relevant Associated Company, as the case may be, by reason of:

(i)	ill health, injury or disability (in each case, evidenced to the satisfaction of the Committee);

(ii)	redundancy;

(iii)	retirement at or after the legal retirement age;

(iv)	retirement before the legal retirement age with the consent of the Committee;

(v)	the company by which he is employed ceasing to be a company within the Group or an Associated Company, as the case may be, or the undertaking or part of the undertaking of such company being transferred otherwise than to another company within the Group or to an Associated Company, as the case may be;

(vi)	his transfer to any entity, body or corporation at the direction of the Company or, as the case may be, the relevant Associated Company;

(vii)	(where applicable) his transfer of employment from the Group to an Associated Company or vice versa; or

(viii)	any other event approved by the Committee;

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then the Committee may, in its absolute discretion, preserve all or any part of any Award and decide as soon as reasonably practicable following such event either to Vest some or all of the Shares which are the subject of any Award or to preserve all or part of any Award until the end of the Performance Period (if any) and/or each Vesting Period (if any) and subject to the provisions of the Plan. In exercising its discretion, the Committee will have regard to all circumstances on a case-by-case basis, including (but not limited to) the contributions made by the Participant, the proportion of the Vesting Period(s) which has (have) elapsed and, in the case of a Performance-related Award, the proportion of the Performance Period which has elapsed and the extent to which the Performance Condition(s) has (have) been satisfied.

6.3	Without prejudice to the provisions of Rule 5.7, if before the Vesting Date, any of the following occurs:

(a)	a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies being approved by shareholders of the Company and/or sanctioned by the court under the Act; or

(b)	an order being made or a resolution passed for the winding-up of the Company (other than as provided in Rule 6.1(a) or for amalgamation or reconstruction),

the Committee will consider, at its discretion, whether or not to Release any Award, and will take into account all circumstances on a case-by-case basis, including (but not limited to) the contributions made by the Participant. If the Committee decides to Release any Award, then in determining the number of Shares to be Vested in respect of such Award, the Committee will (if applicable) have regard to the proportion of the Vesting Period(s) which has (have) elapsed and, in the case of a Performance-related Award, the extent to which the Performance Condition(s) has (have) been satisfied. Where Awards are Released, the Committee will, as soon as practicable after the Awards have been Released, procure the allotment or transfer to each Participant of the number of Shares so determined, such allotment or transfer to be made in accordance with Rule 7. If the Committee so determines, the Release of Awards may be satisfied in cash as provided in Rule 7.

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7.	Performance Objectives/ Condition(s), Vesting of Awards, Release of Awards, Cash Rewards, Malus and Clawback Rights

7.1	Review of Performance Condition(s)

7.1.1 In relation to each Performance-related Award, the Committee shall, as soon as reasonably practicable after the end of the relevant Performance Period, review the Performance Condition(s) specified in respect of such Award and determine at its discretion:

(a)	whether a Performance Condition has been satisfied and if so, the extent to which it has been satisfied;

(b)	whether any other condition applicable to such Award has been satisfied; and

(c)	the number of Shares (if any) comprised in such Award to be Released to the relevant Participant.

7.1.2 The Committee shall have full discretion to determine whether any Performance Condition has been satisfied (whether fully or partially) or exceeded and in making any such determination, the Committee shall have the right to make reference to the audited results of the Company, the Group or an Associated Company (as the case may be) to take into account such factors as the Committee may determine to be relevant, such as changes in accounting methods, taxes and extraordinary events, and further (but without prejudice to the provisions of Rule 5.7), the right to amend any Performance Condition if the Committee decides that a changed performance target would be a fairer measure of performance. If the Committee determines, in its sole discretion, that the Performance Condition(s) and/or any other condition applicable to that Award has (have) not been satisfied (whether fully or partially) or (subject to Rule 6) if the relevant Participant has not continued to be a Group Employee or an Associated Company Employee (as the case may be) from the Award Date up to the end of the relevant Performance Period, that Award shall lapse and be of no value.

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7.1.3 In relation to each Performance-related Award which is not subject to any Vesting Period, the Committee shall, subject to Rules 6, 7.1.1 and 7.1.2 and provided that the relevant Participant has continued to be a Group Employee or an Associated Company Employee (as the case may be) from the Award Date up to the end of the Performance Period, Release to that Participant the number of Shares determined by the Committee under Rule 7.1.1(c) on the Vesting Date relating thereto. Such part of an Award not Released shall lapse and be of no value.

7.1.4 In relation to a Performance-related Award which is subject to a Vesting Period or Vesting Periods, the provisions of Rule 7.2 shall apply to the Release of Shares in respect of such Award.

7.2	Vesting Period(s)

In relation to an Award which is subject to a Vesting Period or Vesting Periods, the Committee shall, subject to Rules 6, 7.1.1 (where applicable) and 7.1.2 (where applicable) and provided that the relevant Participant has continued to be a Group Employee, an Associated Company Employee or a Non-Executive Director (as the case may be) from the Award Date up to the end of the Performance Period (where applicable) and thereafter at the end of each Vesting Period and, in the opinion of the Committee where applicable, the job performance of the relevant Participant has been satisfactory, Release to the relevant Participant the relevant number of Shares in accordance with the Release Schedule specified in respect of that Award on the relevant Vesting Date(s).

7.3	No Vesting Period

In relation to an Award (other than a Performance-related Award) which is not subject to any Vesting Period, the Committee shall, subject to Rule 6, Release to the relevant Participant the relevant number of Shares on the Vesting Date relating thereto.

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7.4	Release Letter

Where any Shares comprised in an Award are Released or to be Released to a Participant pursuant to Rule 7.1, Rule 7.2 or Rule 7.3, the Committee may, if it deems fit, send to that Participant a Release Letter specifying the number of Shares Released or to be Released to him pursuant thereto as soon as reasonably practicable after the Vesting Date or (if there is more than one Vesting Date) the first Vesting Date of that Award.

7.5	Delivery of Shares

The RSUs which are Released to a Participant pursuant to Rule 7.1, Rule 7.2 or Rule 7.3 shall be delivered on a Business Day falling as soon as practicable (as determined by the Committee) after the relevant Vesting Date by way of an allotment or transfer to the Participant of the relevant number of Shares (which may, in the case of a transfer of Shares and to the extent permitted by law, include Shares held by the Company as treasury shares). For avoidance of doubt, any RSUs so released and/or delivered are tradable, in respect of which the Participant may choose to sell the same (either by himself personally or by instructing the Company to do so on his behalf).

7.6	Ranking of Shares

New Shares allotted and issued, and existing Shares procured by the Company for transfer, pursuant to the Release of any Award shall:

(a) be subject to all the provisions of the Constitution; and

(b) rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Shares, the Record Date for which is on or after the relevant Vesting Date, and shall in all other respects rank pari passu with other existing Shares then in issue.

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7.7	Cash Awards

The Committee may determine to make a Release of an Award, wholly or partly, in the form of cash rather than Shares which would otherwise have been Released to the Participant on the relevant Vesting Date, in which event the Company shall pay to the Participant as soon as practicable after such Vesting Date, in lieu of all or part of such Shares, the aggregate Market Value of such Shares on such Vesting Date.

7.8	Retention Period

If a Retention Period is specified in an Award, Shares which are allotted or transferred on the Release of an Award to a Participant shall not be transferred, charged, assigned, pledged or otherwise disposed of, in whole or in part, during such Retention Period, except to the extent set out in the Award Letter or with the prior approval of the Committee. The Company shall be at liberty to take any steps which it considers necessary or appropriate to enforce or give effect to the restriction on the transfer, charge, assignment, pledge or disposal of Shares during the Retention Period otherwise than in accordance with the Award Letter or as approved by the Committee.

7.9	Malus and Clawback Rights

7.9.1 The grant of each Award, each Release of Shares, and each payment in lieu of Shares which would otherwise have been Released to the Participant is subject to, and conditional upon, the Company’s rights as set out in this Rule 7.9. For the avoidance of doubt, this Rule 7.9 (and the Company’s rights thereunder) shall apply to every Award, without need for a reference to this Rule 7.9 in the Award Letter or for the Committee to decide that this Rule 7.9 shall apply (whether pursuant to Rule 5.4 or otherwise).

7.9.2 If the Committee in its sole and absolute discretion determines that any of the exceptional circumstances enumerated in Rule 7.9.3 has occurred in relation to a Participant, then:

(a) without prejudice to the provisions of Rule 6.1, the Committee may cancel all or part of any Award to the extent not yet Released to such Participant; and

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(b) in respect of all the Shares which were Released to such Participant within the period of 6 years prior to the Clawback Determination Date (“Clawback Period”) (and, for the purposes of this Rule 7.9, a Share shall be deemed to have been Released to such Participant if such Participant had received payment of cash in lieu of such Share pursuant to Rule 7.7) (such Shares Released during the Clawback Period, the “Released Shares”), the Company has the right (“Clawback Right”) to compel or otherwise require a Participant to (and the Participant shall) pay to the Company such amount(s) as determined by the Committee (“Recoverable Monies”) up to the aggregate of:

(i) in respect of such of the Released Shares in relation to which the Participant received cash in lieu, the aggregate payments received by such Participant in lieu of such Released Shares pursuant to Rule 7.7 prior to the Clawback Determination Date; and

(ii) in respect of all other Released Shares, the Release Value of all such Released Shares,

subject to, in accordance with, and as more fully set out in, Rules 7.9.4 and 7.9.5.

7.9.3 The exceptional circumstances referred to in Rule 7.9.2 are as follows:

(a) any Award:

(i) which was granted to the Participant within the Clawback Period; and/or

(ii) pursuant to which any of the Released Shares were Released to the Participant,

was based (in whole or in part) on inaccurate financial statements (irrespective of when such inaccuracy was discovered and irrespective of who caused such inaccuracy, and whether such financial statements were audited or unaudited);

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(b) the Participant (or any subordinate over whom such Participant had, at the material time, oversight responsibilities) had, at any time, engaged in conduct that:

(i) directly or indirectly caused, resulted in and/or contributed to, or is likely (in the opinion of the Committee) to cause, result in and/or contribute to (whether directly or indirectly):

(1) any financial loss or reputational harm to the Group, any company within the Group or an Associated Company; and/or

(2) the need for a restatement of the financial results or financial statements (whether audited or unaudited) of the Group, any company within the Group or an Associated Company; and/or

(3) any adverse change in the risk profile or rating of the Group, any company within the Group or an Associated Company; and/or

(ii) is otherwise detrimental to the Group, any company within the Group or an Associated Company, and/or detrimental to the business conducted by the Group, any company within the Group or an Associated Company; or

(c) the Participant had, at any time, engaged in any misconduct or committed any misfeasance, fraud or breach of trust or duty in relation to the Group, any company within the Group or an Associated Company.

7.9.4 Following the Committee making the determination to exercise the Clawback Right (the date on which the determination is made, the “Clawback Determination Date”), the Clawback Right shall be exercised in the manner set out in this Rule 7.9.4.

(a) The Committee shall, in its sole and absolute discretion, determine (1) the limit on the quantum of the Recoverable Monies pursuant to Rule 7.9.2(b), and (2) the quantum of the Recoverable Monies. The Committee shall then, within 30 calendar days of the Clawback Determination Date, issue a written notice to the Participant of the following (and the Participant shall be required to comply with all directions issued as part of or pursuant to such notice):

(i) the Clawback Determination Date;

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(ii) the quantum of the Recoverable Monies, which amount shall be due and payable to the Company in accordance with such notice;

(iii) the method of payment or transfer of the Recoverable Monies to the Company, and who shall bear the fees associated with such payment or transfer (if any);

(iv) the date by which the Participant has to pay or transfer the Recoverable Monies to the Company; and

(v) the interest that will accrue if the Participant fails to pay or transfer to the Company the whole of the Recoverable Monies by the date stipulated in such notification (if the Committee so decides in its sole and absolute discretion to impose such interest).

The date of such notice by the Committee to the Participant shall be the “Clawback Notification Date”.

(b) For the purposes of:

(i) Rule 7.9.2(b)(i), the total of the payments made shall be calculated as follows:

(1) this amount shall be equal to the total cash paid (prior to the Clawback Determination Date) to the relevant Participant pursuant to Rule 7.7 in lieu of any of the Released Shares; and

(2) the amount referred to in sub-paragraph (1) above shall be the aggregate cash paid (prior to the Clawback Determination Date) to the relevant Participant pursuant to Rule 7.7 simpliciter and shall therefore not be adjusted for inflation, without prejudice to the interest payable by such Participant pursuant to Rule 7.9.4(a); and

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(ii) Rule 7.9.2(b)(ii), the “Release Value” of the Released Shares means the aggregate of the respective amounts recorded in the Company’s records as the quantum of monetary benefit received by the relevant Participant by virtue of the Release of such Released Shares to such Participant.

(c) The Company may exercise its Clawback Right more than once, provided that the Recoverable Monies as determined by the Committee for the purposes of such subsequent exercise shall not include any amount which has been paid or which is payable to the Company pursuant to the Company’s previous exercise(s) of its Clawback Right in respect of the Released Shares which are the subject of such subsequent exercise.

(d) The Participant acknowledges and agrees that:

(i) the Participant shall have no right under any circumstances to recover any part of any amount which has been paid or transferred to the Company;

(ii) under no circumstances will the amount of money that is payable by the Participant to the Company pursuant to Rule 7.9.4 be reduced in any way; and

(iii) any part of the Recoverable Monies which the Participant has failed to pay or transfer to the Company in accordance with a notice issued by the Committee pursuant to Rule 7.9.4 shall, together with the interest accrued in accordance with such notice, be a debt due and payable by such Participant to the Company.

(e) The Participant shall not have any right of dispute, set-off, deduction or withholding against the Company. The Company, by contrast, shall have a right to set-off any sum or liability owed by the Company to the Participant, whether arising under the Plan or otherwise, and whether as damages or otherwise.

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(f) The quantum of the Recoverable Monies shall be quoted and payable in US$ or such other currency (and using such exchange rate) as may be determined by the Committee in its sole and absolute discretion.

7.9.5 (a) The Clawback Right, for the avoidance of doubt, is enforceable against all Participants, including Participants whose Awards have fully Vested and/or been Released, Participants who have ceased to be employed by a company within the Group or an Associated Company (as the case may be) and Participants who were Non-Executive Directors and who have ceased to be a director of a company within the Group or an Associated Company (as the case may be).

(b) The Clawback Right is in addition to, and without prejudice to, any right or remedy that the Company has vis-à-vis a Participant (whether under the Plan, contract, tort or any other theory of law).

8.	Limitation on size of the PLAN

8.1 The total number of RSU which may be delivered pursuant to Awards granted under the PLAN on any date, when added to the total number of new Shares allotted and issued and/or to be allotted and issued, and issued Shares (including treasury shares) delivered and/or to be delivered, pursuant to Awards granted under the PLAN shall not exceed a percentage of the total number of issued Shares on the date preceding the date of the relevant Award which shall be decided by the Committee in its sole discretion.

8.2 Shares which are the subject of Awards which have lapsed for any reason whatsoever may be the subject of further Awards granted by the Committee under the Plan.

9.	Adjustment Events

9.1	If a variation in the ordinary share capital of the Company (whether by way of a bonus or rights issue, reduction, subdivision, consolidation, distribution or otherwise) shall take place or if the Company shall make a capital distribution or a declaration of a special dividend (whether in cash or in specie), then the Committee may, in its sole discretion, determine whether:

(a) the class and/or number of Shares which are the subject of an Award to the extent not yet Vested; and/or

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(b) the class and/or number of Shares in respect of which future Awards may be granted under the Plan,

shall be adjusted and if so, the manner in which such adjustments should be made.

9.2	Notwithstanding the provisions of Rule 9.1:

(a) any adjustment (except in relation to a bonus issue) must be confirmed in writing by the Auditor (acting only as an expert) to be in its opinion, fair and reasonable; and

(b) the adjustment must be made in such a way that a Participant will not receive a benefit that a holder of Shares does not receive.

9.3	Upon any adjustment required to be made pursuant to this Rule 9, the Company shall notify the Participant (or his duly appointed personal representatives where applicable) in writing and deliver to him (or his duly appointed personal representatives where applicable) a statement setting forth the class and/or number of Shares which are the subject of the adjusted Award. Any adjustment shall take effect upon such written notification being given or on such date as may be specified in such written notification.

10.	Administration of the PLAN

10.1	The PLAN shall be administered by the Committee in its absolute discretion with such powers and duties as are conferred on it by the board of directors of the Company, provided that no member of the Committee shall participate in any deliberation or decision in respect of Awards granted or to be granted to him.

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10.2	The Committee shall have the power, from time to time, to make and vary such arrangements, guidelines and/or regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan, to give effect to the provisions of the Plan and/or to enhance the benefit of the Awards and the Released Awards to the Participants, as it may, in its absolute discretion, think fit. Any matter pertaining or pursuant to the Plan and any dispute and uncertainty as to the interpretation of the Plan or any rule, regulation or procedure thereunder or any rights under the Plan shall be determined by the Committee.

10.3	Neither the Plan nor the grant of Awards under the Plan shall impose on the Company or the Committee or any of its members any liability whatsoever in connection with:

(a)	the lapsing of any Awards pursuant to any provision of the Plan;

(b)	the failure or refusal by the Committee to exercise, or the exercise by the Committee of, any discretion under the Plan; and/or

(c)	any decision or determination of the Committee made pursuant to any provision of the Plan.

10.4	Any decision or determination of the Committee made pursuant to any provision of the Plan (other than a matter to be certified by the Auditor) shall be final, binding and conclusive (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

11.	Modifications to the PLAN

11.1	Any or all the provisions of the PLAN may be amended from time to time by resolution of the Committee, except that:

(a)	any modification or alteration which shall alter adversely the rights attaching to any Award granted prior to such modification or alteration and which in the opinion of the Committee, materially alters the rights attaching to any Award granted prior to such modification or alteration may only be made with the prior written consent of such number of Participants; and

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(b)	any modification or alteration which would be to the advantage of Participants under the PLAN shall be subject to the prior approval of the Shareholders in general meeting.

For the purposes of Rule 11.1(a), the opinion of the Committee as to whether any modification or alteration would adversely alter the rights attaching to any Option shall be final and conclusive.

11.2	Notwithstanding anything to the contrary contained in Rule 11.1, the Committee may at any time by resolution (and without other formality, amend or alter the PLAN in any way to the extent necessary to cause the PLAN to comply with any statutory provision or the provision or the regulations of any regulatory or other relevant authority or body.

11.3	Written notice of any modification or alteration made in accordance with this Rule 11 shall be given to all Participants.

12.	Duration of the PLAN

12.1	The PLAN shall continue to be in force at the discretion of the Committee, subject to a maximum period of ten (10) years, commencing on the date on which the PLAN is adopted by the Shareholders. Subject to compliance with all applicable laws and regulations in Singapore, the PLAN may be continued beyond the above stipulated period with the approval of the Shareholders by ordinary resolution at a general meeting and of any relevant authorities which may then be required.

12.2	The PLAN may be terminated at any time by the Committee or by resolution of the Shareholders at a general meeting subject to all other relevant approvals which may be required and if the PLAN is so terminated, no further Awards shall be granted by the Company hereunder.

12.3	The expiry or termination of the Plan shall not affect Awards which have been granted prior to such expiry or termination, whether such Awards have been Released (whether fully or partially) or not.

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13.	Administration of the PLAN

13.1	The PLAN shall be administered by the Committee in its absolute discretion with such powers and duties as are conferred on it by the Board.

13.2	The Committee shall have the power, from time to time, to make or vary such regulations (not being inconsistent with the PLAN) for the implementation and administration of the PLAN as it thinks fit.

13.3	Any decision of the Committee, made pursuant to any provision of the PLAN (other than a matter to be certified by the Auditors), shall be final and binding (including any decisions pertaining to disputes as to the interpretation of the PLAN or any rule, regulation, or procedure thereunder or as to any rights under the PLAN).

13.4	A Director who is a member of the Committee shall not be involved in its deliberation in respect of Options to be granted to him.

14.	Force majeure

The Group and any of its representatives shall not be liable for any failure to perform, or delay in performing, any obligation under this Agreement if the failure or delay results from any circumstance beyond its/their/his reasonable control. Any such affected party shall be entitled to a reasonable extension of the time for performing the relevant obligation.

15.	Assignment

Except with the prior written consent of the Company, no party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it.

16.	Further assurances

At its own cost, each party shall do anything that is required by law or may be reasonably necessary or desirable to implement and give effect to this Agreement.

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17.	Notices

17.1	Any notice to be given by between the Company and a Participant in connection with the PLAN must be in writing in English and signed by or on behalf of the party giving it. The notice must be addressed and delivered to the intended recipient by hand, by courier, or by email at the email address last notified by the intended recipient to the sender.

17.2	A notice is taken to be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier, or (ii) at the time of transmission if delivered by email. Where delivery occurs outside working hours, notice shall be deemed to have been received at the start of working hours on the next following business day.

17.3	The addresses and email addresses of the parties for the purpose of Rule 17.1 are:

Company:	Attention: Head of Investor Relations Address: 8 Amoy Street, #01-01, Singapore 049950 Email: investor@geniusgroup.net

Participant:	Per the Participant’s details in his employment contract with the relevant company in the Group

17.4	Each party shall notify the other party in writing of a change to its details in Rule 17.3 from time to time.

18.	Whole agreement

18.1	This PLAN sets out the whole agreement between the parties in respect of the subject matter of this PLAN and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to its subject matter. It is agreed that:

(a)	no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other party in relation to the subject matter of this PLAN that is not expressly set out in this PLAN;

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(b)	any terms or conditions implied by law in any jurisdiction in relation to the subject matter of this PLAN are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this PLAN shall be for breach of this PLAN; and

(d)	except for any liability in respect of a breach of this PLAN, neither party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the subject matter of this PLAN.

18.2	Nothing in this Rule 18 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

19.	Waiver

19.1	No failure to exercise, or delay in exercising, any right under this PLAN or provided by law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this PLAN or provided by law shall not preclude any further exercise of it.

20.	Variation

20.1	No variation of this PLAN shall be valid unless it is in accordance with Rule 11 above.

20.2	If this PLAN is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this PLAN;

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(b)	the variation shall not affect any rights, obligations or liabilities under this PLAN that have already accrued up to the date of variation; and

(c)	the rights and obligations of the Parties under this PLAN shall remain in force, except as, and only to the extent that, they are varied.

21.	Invalid terms

21.1	Each of the provisions of this PLAN is severable.

21.2	If and to the extent that any provision of this PLAN:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this PLAN, nor the validity or enforceability of that provision under the law of any other jurisdiction, shall in any way be affected or impaired as a result of this Rule 21.2.

21.3	The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the PLAN is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

22.	No third-party enforcement

A person who is not a party to this PLAN shall have no right under the Contracts (Rights of Third Parties) Act (Cap 53B) of Singapore to enforce any of its terms.

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23.	Terms of employment unaffected

23.1	The PLAN or any Shares shall not form part of any contract of employment between the Company or any Subsidiary (as the case may be) and any Participant and the rights and obligations of any individual under the terms of the office or employment with such company within the Group shall not be affected by his participation in the PLAN or any right which he may have to participate in it or any Option which he may hold and the PLAN or any Share shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever.

23.2	The PLAN shall not confer on any person any legal or equitable rights (other than those constituting the Shares themselves) against the Company or any Subsidiary directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Subsidiary.

24.	Taxes

All taxes (including income tax) arising from the grant or Release of any Award granted to any Participant under the PLAN shall be borne by that Participant.

25.	Costs and expenses of the PLAN

Save for the taxes referred to in Rule 24 and such costs and expenses expressly provided in the PLAN to be payable by the Participants, all fees, costs and expenses incurred by the Company in relation to the PLAN including but not limited to the fees, costs and expenses relating to the allotment and issue, or transfer, of Shares pursuant to the Release of any Award shall be borne by the Company.

26.	Condition of Award

Every Award shall be subject to the condition that no Shares shall be issued pursuant to this PLAN if such issue would be contrary to any law or enactment, or any rules or regulations of any legislative or non-legislative governing body for the time being in force in Singapore or any other relevant country.

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27.	Disclaimer of liability

Notwithstanding any provisions herein contained and subject to the Act, the Board, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in respect of any matter under or in connection with the PLAN, including but not limited to the Company’s delay in allotting and issuing the Shares.

28.	No Shareholders Rights

No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such Person in connection with such Award (as evidenced by the appropriate entry on the register of members of the Company).

29.	Governing law

The PLAN and any non-contractual obligations arising out of, or in connection with it, shall be governed by, and interpreted in accordance with, Singapore law.

30.	Dispute Resolution

30.1	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this rule.

30.2	The seat of the arbitration shall be Singapore.

30.3	The Tribunal shall consist of one arbitrator.

30.4	The language of the arbitration shall be English.

30.5	The law for the arbitration agreement shall be Singapore law.

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Schedule A - Genius Group Limited – Restricted Share Plan (Award Letter)

Date:	Serial No:

To:	[Name]

[Designation]

[Address]

Private and Confidential

Dear Sir/Madam,

1.	We have the pleasure of informing you that, pursuant to the Genius Group Limited – Restricted Share Plan (“PLAN”), you have been granted ____ Restricted Shares Unit (“RSU”) by the Genius Group Limited (the “Company”). Terms as defined in the Plan shall have the same meaning when used in this letter.

2.	Table of Information:

Date of Award
No. of Restricted Share Units
Type of Award (i.e., Performance-related or Non-performance related)
Performance Condition(s) (if relevant)
Performance Period (if relevant)
Vesting Period (if relevant)
Vesting Date(s)
Release Schedule (if relevant)
Retention Period (if relevant)

3.	The grant of the Award shall be subject to the terms of the PLAN, a copy of which is available for inspection at the business address of the Company. Please sign and return the Acknowledgement Form.

Yours faithfully,

For and on behalf of

Genius Group Limited

Name:

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Schedule B - Genius Group Limited – Restricted Share Plan (Acknowledgement Form)

Date:	Serial No:

To:	The Committee,

Genius Group Limited – Restricted Share Plan

I have read your Award Letter dated ___________ and agree to be bound by the terms of the Award Letter and the PLAN referred to therein. Terms defined in your Award Letter and the PLAN shall have the same meanings when used in this Acceptance Form.

I confirm that my acceptance of the Award will not result in the contravention of any applicable law or regulation in relation to the ownership of the Shares in the Company.

I agree to keep all information pertaining to the grant of the Award to me confidential.

I further acknowledge that you have not made any representation to induce me to accept the Award and that the terms of the Letter of Award and this Acknowledgement Form constitute the entire agreement between us relating to the Award.

Please print in block letters

Name in full	:

Designation	:

Address	:

Nationality	:

Signature	:

Date	:

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